Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AEROGROW INTERNATIONAL, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of AeroGrow International, Inc., a Nevada corporation, does hereby certify as follows:

A.    The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B.    The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation.

C.    This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety, as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AEROGROW INTERNATIONAL, INC.

ARTICLE I

NAME

The name of the corporation is AeroGrow International, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

A.    The total authorized capital stock of the Corporation shall consist of One Hundred (100) shares of common stock, without par value (“Common Stock”).

B.    Except as otherwise provided by the Nevada Revised Statutes (“NRS”), a record holder of Common Stock shall be entitled to one vote for each share of Common Stock so held. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Any repeal or modification of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article V and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article V shall control.

ARTICLE VI

SPECIAL PROVISIONS

Notwithstanding Article V above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of November 11, 2020, by and among the Corporation, The Scotts Miracle-Gro Company, an Ohio corporation (solely for purposes of Section 6.4 thereof), SMG Growing Media, Inc., an Ohio corporation, and AGI Acquisition Sub, Inc., a Nevada corporation (the “Merger Agreement”)), and shall be applicable to indemnified parties under Section 7.13 of the Merger Agreement and this Article VI shall not be amended, repealed or otherwise modified in any manner and shall remain in effect through the sixth anniversary of the Effective Time for the benefit of such indemnified parties:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation of AeroGrow International, Inc. as of February 26, 2021.

By:	/s/ J. Michael Wolfe
Name:	J. Michael Wolfe
Title:	President and Chief Executive Officer